Exhibit 99.1

October 8, 2004
IMMEDIATE RELEASE: UPDATED
Contact: Melvin E. Meekins, Jr.
(410) 841-6925

Severn Bancorp, Inc. Announces Third Quarter Earnings

Severn Bancorp, Inc. (Nasdaq - SVBI) the parent company of Severn Savings Bank, FSB and Hyatt Commercial, announced that its third quarter earnings were $3.3 million or $.79 per share compared to $3.1 million or $.73 per share for third quarter earnings in 2003. Net income for the nine months ended September 30, 2004 was $9.5 million or $2.29 per share compared to $8.6 million or $2.03 per share for the nine month period ended September 30, 2003.

A dividend of $.11 cents per share is payable on October 15, 2004 to shareholders of record as of September 30, 2004. This represents a $.01 increase from the prior quarter’s dividend, which is the second dividend increase in 2004, representing a 24% increase in the company’s dividend for 2004. Severn Bancorp, Inc., with over $685 million in assets, trades under the symbol SVBI. Severn Savings Bank has two branch locations, at 1917 West Street in Annapolis and 413 Crain Highway in Glen Burnie. A third branch to be located at 3083 Solomon’s Island Road in Edgewater is scheduled to open on or about November 1, 2004. Severn’s website is www.severnbank.com.

    For additional information or questions, please contact Melvin E. Meekins, Jr., Executive Vice President or S. Scott Kirkley, Senior Vice President, Severn Bancorp, Inc. 1919A West Street, Annapolis, Maryland 21401, 410-268-4554, e-mail: mmeekins@severn.hpwsb.com or skirkley@severn.hpwsb.com.

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